                                                                   EXHIBIT 10.10



                        THE INDUSTRIAL DEVELOPMENT BOARD
                      OF THE COUNTY OF HAMILTON, TENNESSEE

                          (HAMILTON COUNTY, TENNESSEE)

                                       and

                             FLEET BANK OF NEW YORK

                                       and

                    GIBRALTAR STEEL CORPORATION OF TENNESSEE


                             BOND PURCHASE AGREEMENT


                            Dated as of June 16, 1994

                                   $8,000,000
                The Industrial Development Board of the County of
                               Hamilton, Tennessee
                1993 Taxable Industrial Development Revenue Bonds
               (Gibraltar Steel Corporation of Tennessee Facility)

                                TABLE OF CONTENTS
                             BOND PURCHASE AGREEMENT

                                    ARTICLE I

DEFINITIONS ...............................................................    1

                                   ARTICLE II

REPRESENTATIONS AND COVENANTS..............................................    1
Section 2.01. Representations and Covenants by Issuer......................    1
Section 2.02. Representations and Covenants by Bank........................    4
Section 2.03. Representations and Covenants by Company.....................    5

                                   ARTICLE III

CLOSING OF LOAN, FUNDING OF LOAN AND
PURCHASE AND SALE OF BOND..................................................   10
Section   3.01.   Closing Date.............................................   10
Section   3.02.   Conditions Precedent to Closing .........................   10
Section   3.03.   Intentionally Omitted ...................................   13
Section   3.04.   Mutilated, Lost, Stolen or Destroyed Bonds ..............   13
Section   3.05.   Registration, Reissue or Transfer of Bonds ..............   14
Section   3.06.   Execution of Indenture ..................................   15
Section   3.07.   Assignment to Trustee ...................................   15
Section   3.08.   Terms of Indenture and New Bonds ........................   16
Section   3.09.   Opinion of Bond or Independent Counsel ..................   16
Section   3.10.   Exchange of Bonds .......................................   17
Section   3.11.   Company to Bear All Expenses ............................   17

                                   ARTICLE IV

BOND PROCEEDS AND ESTABLISHMENT OF FUNDS ..................................   17
Section   4.01.   Establishment of Funds...................................   17
Section   4.02.   Application of Bond Proceeds; Deposits into Project Fund:   17
Section   4.03.   Use of Money in Project Fund.............................   17
Section   4.04.   Intentionally Omitted....................................   18
Section   4.05.   Intentionally Omitted....................................   18
Section   4.06.   Payments into Renewal Fund; Application of Renewal Fund..   18
Section   4.07.   Intentionally Omitted....................................   18
Section   4.08.   Investment of Moneys.....................................   18

                                    ARTICLE V

PAYMENT AND PREPAYMENT BY ISSUER ..........................................   19
Section   5.01.   Payment of Principal, Interest and Premium ..............   19
Section   5.02.   Prepayment and Redemption of Bonds ......................   19
Section   5.03.   Special Obligation ......................................   22
Section   5.04.   Defeasance...............................................   22
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                                   ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES ............................................   23
Section   6.01.   Events of Default Defined ...............................   23
Section   6.02.   Remedies on Default......................................   23
Section   6.03.   Remedies Cumulative......................................   24

                                    ARTICLE VII

MISCELLANEOUS .............................................................   24
Section   7.01.   Company to Pay Expenses..................................   24
Section   7.02.   Recording and Filing.....................................   24
Section   7.03.   Notices..................................................   25
Section   7.04.   Amendment................................................   26
Section   7.05.   Binding Effect ..........................................   26
Section   7.06.   Execution of Counterparts................................   26
Section   7.07.   Applicable Law ..........................................   26
Section   7.08.   Severability.............................................   26
Section   7.09.   Table of Contents and Section Headings Not Controlling ..   26
Section   7.10.   Survival of obligations..................................   27

                             BOND PURCHASE AGREEMENT

     THIS BOND PURCHASE AGREEMENT (the "Bond Purchase Agreement") dated as of June 16, 1994 is among THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE, a public corporation of the State of Tennessee having its office at c/o Shumacker & Thompson, P.C., Suite 500, First Tennessee Building, Chattanooga, Tennessee 37402 (the "Issuer"), FLEET BANK OF NEW YORK, a banking corporation duly organized and existing under the laws of the State of New York having an office at 10 Fountain Plaza, Buffalo, New York 14202 (the "Bank") and GIBRALTAR STEEL CORPORATION OF TENNESSEE, a business corporation duly organized and validly existing under the laws of the State of Tennessee having its principal place of business at 3556 Lake Shore Road, Buffalo, New York 14219 (the "Company").

     The Bank has agreed to lend to the Issuer the aggregate principal amount of EIGHT MILLION AND N0/100 DOLLARS ($8,000,000) to finance the acquisition, construction and equipping of the Facility and to purchase the Issuer's 1993 Taxable Industrial Development Revenue Bonds, to be issued in one series, evidencing the Issuer's obligation to repay such principal amount, and the Issuer has agreed to issue, execute and deliver the Bonds, on the terms of this Bond Purchase Agreement.

     The Series 1 Bond Proceeds will constitute a term loan (the "Term Loan") upon the terms and conditions set forth in the Series 1 Bond.

     Accordingly, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Definition of Terms. All of the capitalized terms used in this Bond Purchase Agreement and not otherwise defined shall have the same meanings assigned thereto in the Schedule of Definitions attached hereto as SCHEDULE A and made a part hereof.

                                   ARTICLE II

                          REPRESENTATIONS AND COVENANTS

     Section 2.01. Representations and Covenants by Issuer. The Issuer represents and covenants to the Bank and the Company that:

     A. The Issuer is an industrial development corporation duly established and validly existing under the Act and is a public corporation duly organized and validly existing under the laws of the State.
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                                      - 2 -

     B. Under the Act, it is the Issuer's purpose to advance the Public Purposes of the State. In accordance with the Act, the Issuer has determined to acquire the Land, construct the Improvements and purchase the Equipment which together constitute the Facility, and to lease the Facility to the Company pursuant to the Lease Agreement.

     C. The Issuer has full legal and corporate right, power and authority to execute, deliver and perform each of the Issuer Documents, including, but not limited to, the power to execute, deliver, issue and sell the Bonds and receive the Bond Proceeds as provided for by this Bond Purchase Agreement; to apply the Bond Proceeds to the Costs of the Facility; to lease the Facility to the Company pursuant to the Lease Agreement; to pledge and assign certain revenues derived and to be derived by the Issuer from the Lease Agreement to the Bank pursuant to the Pledge and Assignment; and to grant a deed of trust on and security interest in the Facility to the Bank pursuant to the Deed of Trust and the Issuer Security Agreement to secure, among other things, the punctual payment of the principal of, and premium, if any, and interest on the Bonds.

     D. By the Bond Resolution, the Issuer has duly authorized the execution, delivery and performance of each of the Issuer Documents. The issuance, execution and delivery of the Bonds and such documents when executed and delivered by the Issuer shall constitute legal, valid and binding obligations of the Issuer enforceable in accordance with their respective terms.

     E. There is no action, suit, proceeding or investigation at law or in equity pending or to the knowledge of the Issuer threatened in any court or before any administrative body, either state or Federal, calling into question the creation, organization or existence of the Issuer, the Issuer's right or authority to exercise any of its powers conferred by the Act, the validity of any of the Issuer Documents, or the authority of the Issuer to execute, deliver and perform any of the Issuer Documents or to issue, execute and deliver the Bonds.

     F. Neither the execution and delivery of the Issuer Documents and all other documents contemplated thereby, the issuance, execution and delivery of the Bonds and the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions of the Bonds and any of the Issuer Documents and all other documents contemplated thereby will conflict with or result in a breach of any of the terms, conditions or provisions of the Act, any other applicable law or ordinance of the State or any political subdivision thereof or the Certificate of Establishment, or By-laws of the Issuer, as amended, or of any corporate restriction or any agreement or instrument to which the Issuer is a party or by
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                                      - 3 -

which it or its Property is bound, or will constitute a default under any of the foregoing.

     G. Except for a filing with the Tennessee State Director of Local Finance regarding the issuance of the Bond and a filing under Tennessee Public Chapter 1000 regarding property tax abatements, each of which will be made by the Issuer on a timely basis, no further consent, authorization or approval of, or filing or registration with, any governmental or regulatory body is required for the execution and delivery of the Issuer Documents and the performance of the transactions contemplated thereby.

     H. All requirements and conditions specified in the Act, the Certificate of Establishment and the By-laws of the Issuer and all other applicable laws and regulations that govern the adoption of the Bond Resolution, the provision and lease of the Facility to the Company pursuant to the Lease Agreement, and the execution and delivery of the Issuer Documents and the issuance, execution and delivery of the Bonds have been fulfilled.

     I. Except as provided in Section 9.5 of the Lease Agreement, the Issuer will take no action and, to the extent of its ability to do so, will suffer no action to be taken to terminate its existence.

     J. The Issuer will apply the proceeds from the sale of the Bonds to the purposes and subject to the provisions specified in this Bond Purchase Agreement and the Lease Agreement.

     K. The Issuer will take all action and do all things which it is authorized by law to take and do in order to perform and observe all covenants and agreements on its part to be performed and observed under the Issuer Documents and the Bonds and in order to provide for and to assure payment of the Bonds and interest thereon when due.

     L. The Issuer will not create, make or suffer to exist (1) any Lien on the Facility, other than Permitted Encumbrances, or (2) any assignment of any revenues derived or to be derived from the Lease Agreement, other than the Pledge and Assignment.

     M. The Issuer will not take any action impairing any authority, right or benefit given or conferred by the Bond Resolution or any Issuer Document.

     N. The Issuer will cause to be paid the principal of, and premium, if any and the interest on the Bonds as the same
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                                      - 4 -

become due, but solely to the extent provided in Section 5.03 hereof.

     O. The Issuer will execute, acknowledge when appropriate, and deliver from time to time at the request of the Bank such instruments and documents as in the opinion of the Bank are necessary or desirable to carry out the intent and purpose of this Bond Purchase Agreement.

     P. Any certificate signed by an Authorized Representative, or any other officer of the Issuer, and delivered to the Bank shall be deemed a representation and warranty by the Issuer to the Bank as to the statements made therein.

     Q. The Issuer repeats, confirms and incorporates by reference herein, with the same effect as if set forth herein in full, all the representations and covenants made by it in the Lease Agreement.

     Section 2.02. Representations and Covenants by Bank. The Bank hereby agrees with and represents to the Issuer that:

     A. The Bank is purchasing the Bonds for its own account and not for the account of others.

     B. The Bank has not offered the Bonds for re-sale and presently it has no arrangement, written or oral, with any person for the distribution, transfer, or re-sale of the Bonds and in the event of any such distribution, re-transfer or re-sale, the Bank will comply in all respects with the securities laws of the United States, the State and any other state of the United States (including the District of Columbia), to the extent then applicable, and in that regard will make or cause to be made to any prospective purchaser or transferee such disclosures with respect to the affairs and condition, financial or otherwise, of the Company, any other Guarantors or the Issuer as may be then required or reasonably appropriate under the circumstances.

     C. The Bank has had an opportunity to make such investigations and has had access to such information concerning the affairs and the condition, financial or otherwise, of the Issuer, the Company or any other Guarantors in connection with and as a basis for the purchase of the Bonds as the Bank deems necessary under the circumstances and in that connection, the Bank acknowledges that neither the Issuer nor its counsel have made any investigation or inquiry with respect to the affairs or condition, financial or otherwise, of the Company or any other Guarantors; neither the Issuer nor its counsel have made and do not make any representation to the Bank with respect to the adequacy, sufficiency or accuracy of any financial statements or other information provided to the Bank with respect to the ability of the Company or any other Guarantors to pay the Bonds or fulfill its or their other obligations with respect to the transactions contemplated in connection therewith.

     Section 2.03. Representations and Covenants by Company. The Company represents and covenants to the Bank and the Issuer that:

     A. The Company is a business corporation duly organized and validly existing under the laws of the State. The Company will maintain its corporate existence in good standing and remain or become duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction in which the conduct of its businesses requires such qualification or license.

     B. The Company has full legal right, power and authority to execute, deliver and perform each of the Company Documents, and all other documents contemplated thereby.

     C. The Company has duly authorized the execution, delivery and performance of each of the Company Documents. The issuance, execution and delivery of such documents when executed and delivered by the Company shall constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

     D. There is no action, suit, proceeding or investigation at law or in equity pending or to the knowledge of the Company threatened in any court or before any administrative body, either state or Federal, calling into question the creation, organization or existence of the Company, the Company's right or authority to exercise any of its powers, the validity of the Company Documents, or the authority of the Company to execute, deliver or perform any of the Company Documents.

     E. The Company will take all action and do all things which it is authorized by law to take and do in order to perform and observe all covenants and agreements on its part to be performed and observed under the Company Documents.

     F. The Company will execute, acknowledge, when appropriate, and deliver from time to time at the request of the Bank such instruments and documents as in the opinion of the Bank are necessary or desirable to carry out the intent and purpose of this Bond Purchase Agreement.

     G. The Company repeats, confirms and incorporates by reference herein, with the same effect as if set forth herein in full, all the representations and covenants made by it in the Lease Agreement.
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                                      - 6 -

     H. The Company covenants for itself and on behalf of the Issuer that all advances of the Term Loan received under this Bond Purchase Agreement and the Deed of Trust and the right to receive such advances will be held by the Company in trust solely for the purpose of constructing, acquiring, improving, equipping, furnishing and/or bettering the Improvements, to the extent that such Improvements constitute a "project" within the meaning of the Act.

     I. The Company will not take or omit to take any action which action or omission will in any way cause the proceeds from the sale of the Bonds to be applied in a manner contrary to that contemplated by the Bonds, the Bond Purchase Agreement and the other Bond Documents, as in force from time to time.

     J. Corporate Guarantor, on a consolidated basis, shall maintain a ratio of income before taxes to interest expense of not less than 3:5 to 1 at all times.

     K. Corporate Guarantor, on a consolidated basis, shall maintain a ratio of its liabilities (including those liabilities subordinated to Bank) to Tangible Net Worth not to exceed the ratio stated on EXHIBIT B hereto for each of the stated periods.

     L. Corporate Guarantor, on a consolidated basis, will maintain a Tangible Net Worth of not less than the amount stated on EXHIBIT B hereto at the times stated therein.

     M. Corporate Guarantor will furnish to Bank: (i) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each of Company's fiscal years unaudited, consolidated and consolidating, balance sheets and income statements of Company at and as of the end of each such quarter, all in such detail as Bank may reasonably request, together with a compliance certificate, in form and substance satisfactory to Bank, certifying to Corporate Guarantor's compliance with the financial ratios and covenants in the loan documents pertaining to Corporate Guarantor; (ii) within one hundred twenty
(120) days after the end of each fiscal year of Corporate Guarantor, annual audited, consolidated financial statements of Corporate Guarantor audited by independent certified public accountants satisfactory to Bank, together with a compliance certificate, in form and substance satisfactory to Bank, certifying to Corporate Guarantor's compliance with the financial ratios and covenants in the loan documents pertaining to Corporate Guarantor.

     N. Corporate Guarantees; Corporate Guarantor. Company and Corporate Guarantor shall each permit Bank to conduct field
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                                      - 7 -

examinations of their respective accounts receivable, inventory and other assets, at such times as Bank shall determine in its discretion.

     O. Company and Corporate Guarantor shall allow Bank and any persons designated by Bank access to all locations where Company's inventory is located and shall cooperate in the periodic inspection thereof. Company shall also permit Bank to periodically inspect and review Company's books and records and to make extracts from and copies of such books and records. Company agrees to pay for the reasonable costs and expenses incurred by Bank in connection with such inspections.

     P. Company, Corporate Guarantor and each Affiliate Guarantor will promptly inform Bank of the commencement of any action, suit, counterclaim or proceeding against Company, Corporate Guarantor or any Affiliate Guarantor involving (i) a claim in excess of Five Hundred Thousand Dollars ($500,000.00), unless such claim is fully covered by insurance; (ii) a claim which results in the aggregate of all claims then outstanding and not fully insured to exceed Five Hundred Thousand Dollars ($500,000.00); (iii) a claim which would materially adversely affect the business of Company; or (iv) a claim which questions the validity of this Agreement, the Deed of Trust, the Assignment of Rents, the Company Security Agreement, any of the Bond Documents, any of the Company Documents, any agreement or document executed in connection herewith or any action taken or to be taken pursuant to any of the foregoing.

     Q. Company and Corporate Guarantor will promptly pay all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of all taxes and assessments and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith.

     R. Company shall: (i) at all times, maintain insurance with responsible insurance carriers as to which Bank is a named insured, mortgagee and loss payee, as appropriate, against fire, theft and other hazards on all of its property so insurable, in such manner and to the extent that like properties are usually insured by other operating businesses of a similar character in the same general localities, (ii) at all times, maintain adequate insurance with responsible insurance carriers against liability on account of damage to persons or property and under all applicable workers' compensation laws; and (iii) promptly deliver to Bank upon request, certificates of insurance for any of those insurance policies required to be carried by Company pursuant hereto.
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                                      - 8 -

     S. Company shall promptly notify Bank in writing of (i) any material adjustment or assessment by any taxing authority as soon as it has knowledge thereof and the results of any audit of any tax returns of Company after its completion; (ii) the occurrence of any event or the existence of a condition which constitutes, or which but for a requirement of lapse of time or notice, or both would constitute, an Event of Default; or (iii) any default by Company in the performance of any terms or conditions contained in any of the Bond Documents or any mortgage, indenture or instrument relating to borrowed money or the lease of real or personal property to which Company is a party.

     T. Company shall deliver to Bank, promptly upon the Bank's request, copies of (i) all annual reports, including schedules and attachments, filed with the Internal Revenue Service or PBGC by Company or a Controlled Group Member with respect to any Pension Plan or Welfare Plan and (ii) all notices Company or a Controlled Group Member receives from the Internal Revenue Service, PBGC, or U.S. Department of Labor with respect to any Pension Plan, Welfare Plan, or Multiemployer Plan, promptly after the filing or receipt of such documents. As soon as possible, and in any event within thirty (30) days after Company knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Pension Plan or Welfare Plan, or that the PBGC or Company or any Controlled Group member has instituted or will institute proceedings under Title IV or ERISA to terminate any Pension Plan, or that application will be made to the Secretary of the Treasury for a waiver of the minimum funding standard pursuant to Section 414(d) of the Code with respect to any Pension Plan or Multiemployer Plan, Company or Controlled Group Member will deliver to Bank a certificate of the Chief Financial Officer of Company or Controlled Group Member setting forth details as to such Reportable Event or Prohibited Transaction or Pension Plan termination or waiver application and the action Company or Controlled Group Member proposes to take with respect thereto.

     U. Upon receipt by Company of: (a) notice that the operations of Company or any Subsidiary are not in full compliance with requirements of applicable federal, state or local environmental, health and safety statutes and regulations, (b) notice that Company or any Subsidiary is subject to federal or state investigation evaluating whether any remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, or (c) notice that any properties or assets of Company, or of any Subsidiary are subject to an Environmental Lien, Company shall notify Bank of such notice and the steps Company plans to take in response thereto.
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                                      - 9 -

     V. During the term of this Agreement, Company will execute and deliver to Bank and, as necessary, pay for the filing of all documents Bank may request in connection with this Agreement, and defend any action, proceeding or claim affecting the security for the Bonds.

     W. Corporate Guarantor, on a consolidated basis, will not incur in any one fiscal year aggregate capital expenditures in excess of Ten Million Dollars ($10,000,000) unless such capital expenditures are financed by Bank. The indebtedness represented by the Bonds shall not be included for the purpose of this calculation.

     X. Company and Corporate Guarantor will not declare, make or incur any liability to make or pay any distributions, dividends, acquisition, redemption or retirement of its stock or any warrants, rights or options therefor, without the prior written consent of Bank.

     Y. Corporate Guarantor, on a consolidated basis, will not mortgage, pledge or otherwise encumber or suffer to be encumbered any of its assets except for liens granted to Bank or to the Issuer pursuant to the Bond Documents or to Chase Manhattan Bank prior to the date hereof.

     Z. Corporate Guarantor and its subsidiaries, will not make loans or advances to, or guarantee, endorse or otherwise be or become liable or contingently liable in connection with the obligations or indebtedness (including, but not limited to indebtedness for borrowed money or for the deferred purchase price of property, the face amount of all letters of credit issued for the account of such person and all drafts drawn thereunder and not repaid, all liabilities secured by any lien or any property owned by such person, even though such person has not assumed or become liable for the payment thereof and lease obligations of such person which, in accordance with GAAP, should be capitalized, but excluding guaranties or other contingent obligations) of any other person, including any subsidiary, directly or indirectly, or permit any subsidiary to do so, except (i) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business; (ii) trade credit extended in the ordinary course of business; (iii) advances made in the usual course of business to officers and employees for travel and other out-of-pocket expenses incurred by them on behalf of Gibraltar Steel Corporation of New York, the Company, or any subsidiaries in connection with their business; (iv) Gibraltar Steel Corporation may guaranty obligations or indebtedness of Persons in an amount not to exceed $5,000,000.00 in the aggregate; (v) Gibraltar Steel Corporation and Gibraltar Steel Corporation of New York may guaranty IRB obligations of Gibraltar Steel of Tennessee in the original principal amount of $8,000,000.00; (vi) Gibraltar Steel Corporation of New York may advance to the Gibraltar Steel Corporation amounts from time to time not to exceed $5,000,000.00 in the aggregate at any one time outstanding;
(vii) existing Indebtedness as set forth on Schedule 4.15 attached to the Credit Agreement dated as of December 31, 1993 among Gibraltar Steel Corporation, Gibraltar Steel Corporation of New York, The Chase Manhattan Bank, N.A., as Agent, The Chase Manhattan Bank, N.A. and Fleet Bank of New York and (viii) Gibraltar Steel Corporation of New York and Gibraltar Steel Corporation may advance amounts from time to time not to exceed in the aggregate at any one time outstanding the following amounts to each of the following Subsidiaries:

                Subsidiary                            Amount
                ----------                            ------

                Gibraltar Strip Steel                 $7,500,000
                Gibraltar Steel Corporation
                      of Tennessee                    $5,000,000
                Integrated Technologies
                      International, Ltd.             $1,000,000
                Kydco Holdings                        $1,000,000
                Cleveland Pickling                    $1,000,000

     AA. None of Corporate Guarantor, its subsidiaries and Company will convey, lease or sell all or any substantial portion of its or their property, assets or business to any person or entity except the sale of inventory in the ordinary course of business.

     BB. For purposes of this section "substantial portion" shall mean any and all purchases or transfer prices in excess of $1,000,000 in the aggregate in any one fiscal year and any transaction shall be permissible only if no Default shall occur as a result thereof.

     CC. Corporate Guarantor or its subsidiaries may merge or consolidate with or into any other corporation, partnership or entity, acquire the capital stock or substantially all of the assets of any other person or entity or change its corporate structure provided that Corporate Guarantor or such subsidiary is the surviving entity, that the aggregate transaction price for all such transactions during the term hereof does not exceed $10,000,000, that the surviving entity has guaranteed or will guarantee the payment of the Bonds and that no Event of Default shall then exist.

     DD. Payments by Corporate Guarantor, on a consolidated annual basis, for operating leases, as defined by generally accepted accounting principles, shall not exceed $2,500,000.

                                   ARTICLE III

                      CLOSING OF LOAN, FUNDING OF LOAN AND
                            PURCHASE AND SALE OF BOND

     Section 3.01. Closing Date. On the Closing Date the Bank agrees, subject to the terms and conditions of this Bond Purchase Agreement and the Bonds, to pay to the Issuer as the purchase price thereof the aggregate principal amount of EIGHT MILLION AND N0/100 DOLLARS ($8,000,000.00) in immediately available funds upon receipt of the Bonds in such aggregate principal amount. The Bank shall make such payment in immediately available funds by depositing the amount of Eight Million Dollars ($8,000,000) in the Project Fund, pursuant to Section 4.02 hereof.

     Section 3.02. Conditions Precedent to Closing.

     A. The Issuer's obligation to deliver the Bonds and accept payment therefor is conditioned upon the purchase of the Bonds in accordance herewith on the Closing Date and is subject to the further condition that all documents, certificates, opinions and other items delivered on the Closing Date shall be reasonably satisfactory in form and substance to Issuer's counsel.

     B. The obligation of the Bank to purchase the Bonds shall be subject to the receipt by the Bank of each of the following in form and substance satisfactory to the Bank and its counsel:

     1. The executed original Bonds in the form set forth in EXHIBIT A hereto;

     2. Evidence as to (i) the due organization and existence of the Issuer, the Company and any other Guarantors; (ii) the due authorization and execution of each of the Bond Documents; (iii) the discharge and release of all Liens on the Facility (except for Permitted Encumbrances); (iv) the vesting of title to the Facility in the Issuer; (v) the absence of litigation involving the Issuer, the Company, or any other Guarantors which might materially affect the transactions contemplated hereby; (vi) the existence of all required consents and the absence of any Event of Default or any event which with the giving of notice or the passage of time would be an Event of Default with respect to any Bond Documents;
(vii) the truth and accuracy of all representations and warranties contained in the Bond Documents; (viii) the delivery to the title company for filing or recording, as appropriate, of documents necessary to perfect the lien of the security interests granted pursuant to the Issuer Security Agreement, the Affiliate Security Agreements and the Company Security Agreement in connection with the transactions contemplated hereby and by the Lease Agreement, the Deed of Trust, the Leasehold Deed of Trust, the Pledge and Assignment, the Assignment of Rents and the Guaranty; (ix) the payment of all fees and expenses of the Issuer and the Bank;
(x) the delivery to the title company for filing or recording, as appropriate, of documents necessary to modify the Deed of Trust, the Leasehold Deed of Trust, the Memorandum of Lease and the Pledge and Assignment to conform to the terms hereof; and (xi) the receipt of all necessary governmental permits, licenses and other authorizations relating to the acquisition, construction, equipping, use and operation of the Facility;

     3. A certified copy of the Bond Resolution; proof of due corporate action by the Issuer, the Company and the Corporate Guarantor; and executed duplicate originals of the Bond Documents (except for the Bonds);

     4. Opinions of counsel to the Issuer, the Company and any other Guarantors as to each of the matters set forth in subsection B.2 above and such other matters as the Bank may require;

     5. An opinion of Issuer's Counsel as to the due existence and authority of the Issuer and the valid issuance of the Bond;

     6. Certificates or policies evidencing the insurance required to be obtained by the Company pursuant to the Lease Agreement;

     7. The policy evidencing title insurance as required to be obtained by the Company pursuant to the Lease Agreement covering the Land and Improvements in the amount of $4,000,000;

     8. Evidence that all real estate taxes, assessments and water and sewage charges levied or assessed against the Facility have been paid in full and (b) any applicable conveyance tax law has been complied with;

     9. A certificate of a duly authorized officer of the Company certifying that: (i) the representations and warranties contained in Section 2.03 of this Agreement are correct on and as of the Closing Date as though made on and as of such date; and (ii) no event has occurred and is continuing, or would result from the sale and delivery of the Bond, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

     10. A Phase I Environmental Report, in form and content satisfactory to the Bank, and prepared, at the Bank's request, by a company of the Bank's choice, showing that there are no environmental problems at the Facility site in Chattanooga, Tennessee. The Company shall have paid all fees for such report on or before the Closing Date.

     11. A duly executed copy of a fee simple deed and associated real estate closing documents evidencing the acquisition by the Company of title to the Land in the name of the Issuer, and any improvements thereon, free and clear of all liens and encumbrances, and a title insurance policy in form and substance satisfactory to the Bank declaring the Bank a named insured in respect of such real property.

     12. Evidence, satisfactory to the Bank, that fire, casualty and other insurance is in force for the Facility and the contents thereof in accordance with the requirements of Sections 6.4 and 6.5 of the Lease Agreement.

     13. An appraisal, performed by an independent appraiser satisfactory to the Bank, of the real estate and improvements at the Centre South Riverport Industrial Park site in Chattanooga, Tennessee, on an "as-built" basis. The real estate appraisal shall be dated within one year of the Closing Date and shall be obtained by the Bank from an appraiser of the Bank's choice. The Company shall have paid the appraisal fee on or before the date of this Agreement.

     14. Evidence, satisfactory to the Bank, that all government permits are in force which are required for the construction of the Facility and the operation of the business of the Company, including evidence that the Facility will, when completed, comply with all applicable zoning laws and regulations.

     15. Such additional certificates, instruments or other documents as the Issuer or the Bank may reasonably require.

     Section 3.03. Intentionally Omitted.

     Section 3.04. Mutilated, Lost, Stolen or Destroyed Bonds.

     A. In the event any Bond is mutilated, lost, stolen or destroyed, the Issuer may execute and, upon its request, the Company shall authenticate and deliver, a new Bond of like maturity, interest rate and principal amount and bearing the same number as the mutilated, destroyed, lost or stolen Bond, in exchange for the mutilated Bond or in substitution for the Bond so destroyed, lost or stolen. In every case of exchange or substitution, the applicant shall furnish to the Issuer, the Company and the Bank (i) such security or indemnity as may be required by them to hold each of them harmless from all risks, however remote, and (ii) evidence to their satisfaction of the mutilation, destruction, loss or theft of the applicant's Bond and of the ownership thereof. Upon the issuance of any Bond upon such exchange or substitution, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses, including counsel fees, of the Issuer, the Company or the Bank. In case any Bond which has matured or is about to mature shall become mutilated or be destroyed, lost or stolen, the Issuer may, instead of issuing a Bond in exchange or substitution therefor, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated
Bond) if the applicant for such payment shall furnish to the Issuer, the Company and the Bank such security or indemnity as they may require to hold them harmless and evidence to the satisfaction of the Issuer, the Company and the Bank of the mutilation, destruction, loss or theft of such Bond and of the ownership thereof.

     B. Every Bond issued pursuant to the provisions of shall constitute an additional contractual Issuer (whether or not the destroyed, lost or be found at any time to be enforceable) and to all the benefits of this Bond Purchase and proportionately with any and all other under this Bond Purchase Agreement.

     C. The Bond shall be held and owned upon the express condition that the provisions of this Section 3.04 are exclusive, with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Bond, and shall preclude all other rights or remedies, notwithstanding any law or statute existing or hereinafter enacted to the contrary.

     Section 3.05. Registration, Reissue or Transfer of Bonds. So long as any Bond or Bonds remain outstanding, the Issuer shall maintain and keep, at the office of the Bank (unless the Bank shall have resigned as Bond Registrar of the Issuer), books for the transfer and registration of the Bonds; and upon presentation thereof for such purpose at such office, the Issuer shall register or cause to be registered therein, and permit to be transferred thereon, under such reasonable regulations as it or the Bank may prescribe, any Bond entitled to registration or transfer. So long as any Bond or Bonds remain outstanding, the Issuer shall make all necessary provisions to permit the exchange of Bonds at the office of the Bank. The Bank is hereby appointed and agrees to serve as Bond Registrar for the Issuer for the purposes of registering and making transfers on such registration books; provided, however, that at any time the Bank shall no longer be an Owner of the Bonds, the Bank may, upon 30 days' written notice to the Issuer, resign from such offices and the Issuer shall appoint a successor Bond Registrar. By execution of this Bond Purchase Agreement, the Bank accepts such appointment as Bond Registrar. Each Bond shall be transferable only upon the books of the Issuer, which shall be kept for that purpose at the office of the Bank (unless the Bank shall have resigned as Bond Registrar of the Issuer), by the registered Owner thereof in person or by his attorney duly authorized in writing, upon surrender thereof together with a written instrument of transfer satisfactory to the Bank duly executed by the registered Owner or his attorney duly authorized in writing. Upon the transfer of any such Bond, the Issuer shall issue in the name of the transferee a new Bond or Bonds of the same aggregate principal amount and maturity and rate of interest as the surrendered Bond.

     The Issuer and the Bank, or any successor Bond Registrar of the Issuer, may deem and treat the person in whose name any outstanding Bond shall be registered upon the books of the Issuer as the absolute Owner of such Bond, whether such Bond shall be overdue or not, for all purposes, and neither the Issuer nor the Bank nor any successor Bond Registrar of the Issuer shall be affected by any notice to the contrary. The term "Bond" or "Bonds" shall include a Bond or Bonds issued by the Issuer in exchange for or upon transfer of any Bond under this
Section 3.05.

     If any Owner of the Bond proposes to transfer the Bond with the result that there shall be more than one Owner of the Bond, the Owner shall make such arrangements as shall be satisfactory to the Issuer and the Company and in accordance with Section 3.06 hereof, for the appointment of a trustee and the execution of the Indenture for the benefit of the Bondholders, in form satisfactory to the Issuer and the Company, at the expense of the Company.

     Section 3.06. Execution of Indenture. If at any time the Bank shall so request of the Issuer, whether or not there is more than one Owner of the Bonds, the Issuer will, as soon as practicable after the receipt of a written request from the Bank, execute and deliver an Indenture of Trust (the "Indenture") to a bank or trust company, as trustee, which (a) is satisfactory to the Bank, the Issuer and the Company, (b) is organized under the laws of the State or organized under the laws of the United States of America, (c) has its principal office in the State and (d) has a capital and surplus of at least $10,000,000 or such lesser amount as shall be satisfactory to the Bank, the Issuer and the Company (if there be such an institution willing, qualified and able to accept the trust upon reasonable or customary terms). The Indenture shall provide for the issuance (and the Issuer will authorize the issuance thereunder as herein provided) of a principal amount of new industrial development revenue bonds of the Issuer (the "New Bonds"), in aggregate principal amount equal to the aggregate principal amount of such Bonds Outstanding and unpaid at the time of such authorization, bearing interest at the same rate as such Outstanding Bonds and in all other respects substantially similar to and having substantially all the rights and privileges carried by the Bonds.

     Section 3.07. Assignment to Trustee. In connection with the execution of the Indenture, the Bank shall assign to the trustee under the Indenture, to be held by such trustee for the benefit of all the owners of the Bonds, all of the rights of the Issuer assigned to the Bank in accordance with the Pledge and Assignment and all of the Bank's rights pursuant to the Guaranty and the Deed of Trust, and in that connection will execute and deliver all such instruments and documents as may be deemed necessary or appropriate by the Bank.

     Section 3.08. Terms of Indenture and New Bonds. The Indenture and the New Bonds to be issued thereunder shall, insofar as may be appropriate, embody the substance of all covenants, conditions and provisions of this Bond Purchase Agreement and the Bonds, respectively, together with such other provisions as may be desirable (and not inconsistent with the provisions of this Bond Purchase Agreement, the Lease Agreement, the Bond Resolution and the Bonds) and as are usually contained in indentures of similar issuers providing for bonds of comparable aggregate principal amount and maturity, or are usually contained in such bonds. The Indenture and the New Bonds shall be in form and substance satisfactory to the Bank and in such forms as may be necessary to comply with any applicable recording or other statutes and with any rules or regulations thereunder and with the decisions of Federal and State courts. The New Bonds shall be issuable in definitive form as registered bonds without coupons in the same denominations (or in denominations of $5,000 or multiples thereof) and maturities as the Outstanding Bonds originally issued, and shall be in typewritten form and may be reproduced by xerographic, photocopy or other comparable process.

     Section 3.09. Opinion of Bond or Independent Counsel. At the time of the execution of the Indenture, Independent Counsel shall furnish to the Bank, and to the trustee under the Indenture an opinion to the effect that (i) the Indenture and the New Bonds are in form in compliance with this Article III,
(ii) the Indenture has been duly authorized, executed and delivered by the Issuer and is a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms, (iii) the Indenture (or a financing statement or similar notice thereof if and to the extent permitted or required by applicable law) has been properly recorded or filed in all public offices in which recording or filing is necessary to perfect the liens and security interests, assigned in accordance with Section 3.07 of this Bond Purchase Agreement, as valid first liens and security interests, (iv) the remedies provided in the Indenture are enforceable in accordance with their terms (except as such remedies may be limited by bankruptcy laws or by other laws which do not, in the opinion of such counsel, materially interfere with the practical realization of the benefits provided by the Indenture for the New Bonds outstanding thereunder or make inadequate the remedies necessary for such realization), and (v) the New Bonds have been duly authorized and will, when executed, authenticated and delivered as herein and in the Indenture provided, constitute legal, valid and binding obligations of the Issuer enforceable in accordance with their terms and will be entitled to the benefits of the Indenture, as aforesaid.

     Section 3.10. Exchange of Bonds. After the execution and delivery of the Indenture, upon surrender of any Bond or Bonds by its owner, the Issuer will deliver to such owner, in exchange for such Bond or Bonds, New Bonds in the same aggregate principal amount with the same maturity as the Bond or Bonds surrendered, in such authorized denominations as the owner may elect and bearing interest from the date to which interest shall have been paid on the Bond or Bonds so surrendered.

     Section 3.11. Company to Bear All Expenses. The Company shall bear all expenses in connection with the preparation, issuance and delivery of the Indenture, the New Bonds, the assignments to the trustee, and all related documents (including any official statement), all trustee fees and all legal fees incurred by the Issuer, the Bank, or the trustee, all recording or filing fees incurred in connection with any of the documents, and all stamp or other taxes payable in respect of the issuance and delivery of the New Bonds.

                                   ARTICLE IV

                    BOND PROCEEDS AND ESTABLISHMENT OF FUNDS

     Section 4.01. Establishment of Funds. The following trust funds are hereby established with the Bank and shall be held, maintained and administered by the Bank on behalf of the Issuer in accordance with this Bond Purchase Agreement:

     1. The Industrial Development Board of the County of Hamilton, Tennessee Project Fund - Gibraltar Steel Corporation of Tennessee Facility (the "Project Fund").

     2. The Industrial Development Board of the County of Hamilton, Tennessee Renewal Fund - Gibraltar Steel

          Corporation of Tennessee Facility (the "Renewal Fund").

     Section 4.02. Application of Bond Proceeds; Deposits into Project Fund. The Bank shall deposit all Bond Proceeds of the Series 1 Bond in the Project Fund. The amounts in the Project Fund shall be subject to a security interest, lien and charge in favor of the Bank until disbursed as provided herein.

     Section 4.03. Use of Money in Project Fund. The Bank shall disburse moneys in the Project Fund in such manner as the Company may direct in writing from time to time, upon the satisfaction of the conditions set forth in Section 3.02B hereof and the receipt of such supporting documentation as the Bank may reasonably require to evidence use of the moneys in accordance with Section 2.03(H) hereof.

     Section 4.04. Intentionally Omitted

     Section 4.05. Intentionally Omitted.

     Section 4.06. Payments into Renewal Fund; Application of Renewal Fund.

     A. The Net Proceeds resulting from any insurance award, condemnation award, title insurance or recovery from any contractor, subcontractor, materialman or other Person with respect to the Facility shall be deposited in the Renewal Fund. The amounts in the Renewal Fund shall be subject to a security interest, lien and charge in favor of the Bank until disbursed as provided herein.

     B. Except as otherwise provided in this Section 4.06, the Bank shall apply the amounts deposited in the Renewal Fund to the prepayment of the principal of the Bonds.

     C. If an Event of Default shall exist at the time of a deposit of Net Proceeds in the Renewal Fund, the Bank, unless it exercises the remedy provided by Section 10.2(a)(iv) of the Lease Agreement, shall apply the amounts deposited in the Renewal Fund to the payment of the principal of the Bonds.

     D. If an Event of Default shall not exist at the time of a deposit in the Renewal Fund and if the Company elects to replace, repair, rebuild, restore or relocate the Facility, the Bank shall apply the amounts in the Renewal Fund to the payment (or reimbursement to the extent the same have been paid by or on behalf of the Company or the Issuer) of the costs of the replacement, repair, rebuilding, restoration or relocation of the Facility, in accordance with the terms of Article VII of the Lease Agreement and upon requisitions submitted to the Bank and signed by an Authorized Representative of the Company. Such requisitions shall be in substantially the same form and subject to the same conditions as requisitions from the Construction Fund. The Bank shall apply any amount remaining in the Renewal Fund after the completion of replacing, repairing, rebuilding, restoring or relocating the Facility, to the prepayment of the principal of the Bonds.

     Section 4.07. Intentionally Omitted.

     Section 4.08. Investment of Moneys.

     A. Moneys held in any fund established pursuant to Section 4.01 hereof shall be invested and reinvested by the Bank in Authorized Investments, pursuant to written direction by the Authorized Representative of the Company, or pursuant to oral direction promptly confirmed in writing by such Authorized Representative. Such investments shall mature in such amounts and have maturity dates or be subject to redemption at the option of the holder on or prior to the date on which the amounts invested therein will be needed for the purposes of such Fund. The Bank may at any time sell or otherwise reduce to cash a sufficient amount of such investments whenever the cash balance in such Fund is insufficient for the purposes thereof. Any such investments shall be held by or under control of the Bank and shall be deemed at all times a part of the Fund for which such moneys are invested, and the interest accruing thereon and any profit realized from such investment shall be credited and held in and any loss shall be charged to the applicable Fund.

     B. The Bank may make any investment permitted by this Section 4.07 through its own bond department. The Bank shall not be liable for any depreciation in the value of any investment made pursuant to this Section 4.07 or for any loss arising from any such investment.

                                    ARTICLE V

                        PAYMENT AND PREPAYMENT BY ISSUER

     Section 5.01. Payment of Principal, Interest and Premium. The Issuer shall pay the principal of, interest on and premium, if any, on each Bond in accordance with the provisions of such Bond and as provided in Section 5.03 hereof.

     Section 5.02. Prepayment and Redemption of Bonds.

     A. Optional Prepayment. At the option of the Issuer, upon direction of the Company, the Bonds may be prepaid at any time in whole or from time to time in part on any Bond Payment Date in multiples of $10,000 principal amount at a prepayment price equal to 100% of the principal amount thereof plus interest accrued to the prepayment date, provided that such payment complies with the terms and conditions set forth in the Bond. The Company may direct such prepayment only if it shall prepay an amount of rent under the Lease Agreement which is equal to the amount of such prepayment, plus accrued interest and shall reimburse the Issuer for any Prepayment Premium paid by the Issuer under Section 5.02D hereof.

     Except as provided in 5.02(D) below, the Bonds may be prepaid in whole, but not in part, at any time at a prepayment price equal to 100% of the principal amount of the Bonds to be prepaid plus interest accrued thereon to the date of prepayment upon the Issuer's and the Company's compliance with the terms and conditions set forth in the Bonds and the occurrence of any of the following events:

               (i) the Facility shall have been damaged or destroyed to such extent that, in the opinion of an Authorized Representative of the Company and of an Independent Engineer (in each case expressed in a certificate filed with the Issuer and the Bank within sixty (60) days after such damage or destruction), (a) the Facility cannot be reasonably restored within a period of four (4) consecutive months after such damage or destruction to the condition thereof immediately preceding such damage or destruction, or (b) the Company is thereby prevented or is reasonably expected to be thereby prevented from carrying on its normal operations within the Facility for a period of four (4) consecutive months after such damage or destruction, or (c) the cost of restoration of the Facility would exceed the Net Proceeds of insurance carried thereon, plus the amount for which the Company is self-insured as the result of permitted deductible amounts under Section 6.5 of the Lease Agreement; or

              (ii) title to, or the use of, all or any part of the Facility shall have been taken by Condemnation so that in the opinion of an Authorized Representative of the Company and of an Independent Engineer (in each case expressed in a certificate filed with the Issuer and the Bank within sixty
                    (60) days after the date of such taking), the Company is thereby prevented from carrying on its normal operations therein for a period of four (4) consecutive months after such taking; or

              (iii) as a result of changes in the Constitution of the State or the Constitution of the United States of America or of legislative or administrative action (whether federal, state or local) or by final decree, judgment or order of any court or administrative body (whether federal, state or local) entered after the Company's contest thereof in good faith, the Lease Agreement, in the opinion of an Authorized Representative of the Company expressed in a certificate filed with the Issuer and the Bank within sixty (60) days after the happening of the event, becomes void or unenforceable or impossible of performance in accordance with the intent and purposes of the parties or imposes material additional burdens or liabilities on the Company.

     The Company may direct such prepayment only if it shall prepay an amount of rent under the Lease Agreement which is equal to the amount of the prepayment described above, plus accrued interest and shall reimburse the Issuer for any Prepayment Premium paid by the Issuer under Section 5.02D hereof.

     The amount of any prepayment shall be applied to installments of principal in inverse order of maturity and shall not diminish the amount of monthly payments due under the Bonds until the Bonds are paid in full.

     B. Mandatory Prepayment. The Bonds shall be prepaid, in whole or in part, at a prepayment price of 100% of the amount so prepaid plus accrued interest to the date of prepayment at the times and in the amounts set forth below:

                  (i) on the Bond Payment Date next succeeding the earlier of the date of completion of replacing, repairing, rebuilding, restoring or relocating the Facility or the election by the Company not to so apply the Net Proceeds resulting from any insurance, condemnation award or title insurance award in the amount remaining in the Renewal Fund to be applied to the prepayment of the Bonds as provided in Section 4.06 hereof; and

                   (iii) on the Bond Payment Date next succeeding the
                         completion of the application of the Net Proceeds resulting from any recovery from any contractor, subcontractor, materialmen or other Person as provided in Section 7.4 of the Lease Agreement in the amount remaining in the Renewal Fund to be applied to the prepayment of the Bonds as provided in such Section and
                         Section 4.06 hereof;

     C. Application of Partial Prepayments. A partial prepayment of the principal of the Bonds shall be applied to the principal of the Bond having the largest maturity outstanding.

     D. Redemption. The Bonds shall be subject to mandatory redemption, without premium or penalty, upon certain conditions all as more fully provided in such Bonds.

     Section 5.03. Special Obligation.

     A. The Bonds are a special obligation of the Issuer, and the principal of, interest and premium, if any, on the Bonds and all other charges payable pursuant to or expenses or liabilities incurred with respect to obligations under the Issuer Documents and all other documents contemplated thereby shall be payable solely out of (i) the revenues and other moneys of the Issuer derived and to be derived from the leasing, sale or other disposition of the Facility,
(ii) pursuant to the Pledge and Assignment, and as otherwise provided in the Bond Resolution and the Bond Documents. Neither the members, officers, agents or employees of the Issuer, nor any person executing the Bonds, shall be liable personally or be subject to any personal liability or accountability by reason of the issuance of the Bonds. The Bonds are not and shall not be a debt of the State or any municipality (including without limitation the County) of the State and neither the State nor any such municipality (including without limitation the County), shall be liable thereon.

     B. All payments made by or on behalf of the Company to the Owner of the Bonds or upon its order, pursuant to the Bond Documents shall, to the extent of the sum or sums so paid, satisfy and discharge the liability of the Issuer for moneys payable upon the Bonds or pursuant to this Bond Purchase Agreement.

     C. No recourse shall be had for the payment of the principal of or interest on the Bonds or for any claim based thereon or upon any obligation, covenant or agreement in this Agreement, against any past, present or future officer or member of the Board of Directors of the Issuer, under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such officer or board member as such is hereby waived and released.

     Section 5.04. Defeasance.

     If there shall (i) be paid the principal of, premium, if any, and interest on the Bonds at the rate set forth in the Bonds and all other amounts payable by the Issuer hereunder or (ii) be deposited with the Bank an amount sufficient to pay (a) the principal of, premium, if any, and interest on the Bonds on the dates when due, or to prepay the principal of, and interest on the Bonds at the rate set forth in the Bonds in accordance with its terms and the terms of this Bond Purchase Agreement, and (b) all other amounts payable by the Issuer hereunder, then in such event the security interests created by the Deed of Trust, the Issuer Security Agreement and the Pledge and Assignment shall thereupon terminate and be discharged and satisfied and then all the moneys and properties of the Issuer shall be free and clear of such security interests. In such event the Bank shall execute and record or file all documents requested by the Issuer to effect such discharge and satisfaction.

                                   ARTICLE VI

                         EVENTS OF DEFAULT AND REMEDIES

     Section 6.01. Events of Default Defined. The term Event of Default shall have the meaning set forth in Schedule A hereto and shall include, but not be limited to, the following:

     A. The principal or prepayment price of or interest on any Bond shall not be paid on the date when due; or

     B. An Event of Default under the Deed of Trust, the Leasehold Deed of Trust, the Lease Agreement, the Guaranty, any Affiliate Guaranty, any related document or any indenture, loan agreement, credit agreement, capital lease or other agreement to which the Company is a party or by which it or its assets is bound, or under the Credit Agreement between the Corporate

Guarantor, Gibraltar Steel Corporation of New York, the Chase Manhattan Bank, N.A., as agent and the Chase Manhattan Bank, N.A. and Fleet Bank of New York dated as of December 31, 1993, shall have occurred and be continuing; or

     C. Any representation or warranty made by (i) the Issuer in the Issuer Documents or (ii) the Company in the Company Documents or any other instrument or certificate executed in connection herewith or therewith or (iii) any other Guarantor or Affiliate Guarantor in the Guaranty or any Affiliate Guaranty (so as to be an Event of Default under any of the Issuer Documents or the Company Documents) shall prove to have been false or misleading in any material respect when made; or

     D. The failure by the Issuer or the Company to observe or perform any covenant, condition or agreement on its part to be observed or performed hereunder, other than the obligation of the Company to pay principal and interest on the Bonds, for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, given to the Issuer and the Company by the Bank.

     Section 6.02. Remedies on Default. Whenever any Event of Default shall have occurred, the Bank or any owner of the Bonds may take, to the extent permitted by law, any one or more of the following remedial steps: (i) terminate its obligation to disburse the moneys in the Project Fund and the Renewal Fund, (ii) declare the outstanding principal of and interest on the Bonds to be forthwith due and payable, whereupon the same shall become forthwith due and payable without protest, presentment, notice or demand, all of which are expressly waived by the Issuer, or (iii) exercise any one or more of the remedies provided in the Deed of Trust, the Leasehold Deed of Trust, the Lease Agreement, the Pledge and Assignment, the Assignment of Rents, the Company Security Agreement, the Affiliate Security Agreements, the Issuer Security Agreement, the Guaranty or any or all of the Affiliate Guaranties and/or any of the other Bond Documents.

     Section 6.03. Remedies Cumulative. No failure on the part of the Bank to exercise any of its rights and no delay in exercising and no course of dealing with respect to any such right shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

                                   ARTICLE VII

                                  MISCELLANEOUS

     Section 7.01. Company to Pay Expenses. The Company agrees to pay (i) the reasonable fees and expenses of the Bank, the Issuer and their respective counsel, and all other costs and expenses incidental to the financing hereunder, the issuance of the Bonds and the costs of producing the documents referred to herein; (ii) all taxes, if any, upon all documents and transactions pursuant to, or contemplated by, this Bond Purchase Agreement; (iii) all expenses of all filings and recordings pursuant to, or contemplated by, this Bond Purchase Agreement; and (iv) all costs of collection (including reasonable counsel fees) upon the occurrence of an Event of Default under the Bond Documents.

     Section 7.02. Recording and Filing.

     A. The Issuer shall be responsible for the recording or filing and the Company, on behalf of and as agent for the Issuer, shall cause to be recorded or filed, the Lease Agreement or a memorandum thereof, the Deed of Trust, the Leasehold Deed of Trust, the Pledge and Assignment, the Assignment of Rents, any agreement modifying any of the foregoing, and all other security instruments and financing statements in such manner and in such places as may be required by law to perfect the security interests contemplated herein and therein.

     B. The Issuer and the Company hereby irrevocably appoint the Bank, their agent and attorney-in-fact (which appointment shall be deemed to be an agency coupled with an interest) to execute and file on their behalf financing statements and amendments thereto to perfect and continue perfecting the security interests held by it.

     C. The Bank shall cause to be filed all security instruments, including without limitation continuation statements under the Uniform Commercial Code of the State, in such manner and in such places as may be required by law to protect and maintain in force all such security interests held by it.

     Section 7.03. Notices. All notices, requests; demands or other communications shall be either delivered personally or be sent by certified mail, postage prepaid, return receipt requested addressed as follows or to such other addresses as any party may specify in writing to the other:

          To the Issuer:

                     The Industrial Development Board of the County of Hamilton, Tennessee
                     c/o Shumacker & Thompson
                     Suite 500, First Tennessee Building
                     701 Market Street
                     Chattanooga, Tennessee 37402-4800
                     Attention: Ross I. Schram, III, Esq.

          To the Company:

                     Gibraltar Steel Corporation of Tennessee
                     3556 Lake Shore Road
                     Buffalo, New York 14219
                     Attention: Mr. Walter Erazmus Chief Financial Officer

          With a copy to:

                      Miller & Martin
                      Volunteer State Life Building
                      832 Georgia Avenue, 10th Floor
                      Chattanooga, Tennessee 37402
                      Attention: Alfred E. Smith, Jr., Esq.

          To the Bank:

                      Fleet Bank of New York
                      Corporate Banking Group
                      10 Fountain Plaza, 9th Floor
                      Buffalo, New York 14202
                      Attention: John J. Larry Vice President

          With a copy to:

                      Nixon, Hargrave, Devans & Doyle
                      1600 Main Place Tower
                      Buffalo, New York 14202
                      Attention: D. Bruce Kratz, Esq.

     Such notices shall be deemed to have been given upon receipt or upon the refusal of the party being notified to accept delivery of such notice.

     Section 7.04. Amendment. This Bond Purchase Agreement may not be amended, changed, modified, altered or terminated except by a written instrument executed and delivered by the parties hereto.

     Section 7.05. Binding Effect. This Bond Purchase Agreement shall be binding upon and inure to the benefit of the Issuer, the Company, the Bank and their respective successors and assigns.

     Section 7.06. Execution of Counterparts. This Bond Purchase Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     Section 7.07. Applicable Law. This Bond Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard or reference to its conflict of laws principles.

     Section 7.08. Severability. In the event any provision of this Bond Purchase Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     Section 7.09. Table of Contents and Section Headings Not Controlling. The Table of Contents and the headings of the several sections in this Bond Purchase Agreement have been prepared for the convenience of reference only and shall not control, affect the meaning of or be taken as an interpretation of any provision of this Bond Purchase Agreement.

     Section 7.10. Survival of Obligations. This Bond Purchase Agreement and the representations and warranties contained herein shall survive the purchase and sale of the Bonds and shall remain in full force and effect until the Bonds or any replacement or New Bonds substituted therefor in accordance with the terms hereof, together with interest thereon, and all amounts payable under this Bond Purchase Agreement shall have been paid in full. However, the obligation of the Issuer to make payments required by Section hereof shall survive the termination of this Bond Purchase Agreement and the payment in full of the Bonds.

     IN WITNESS WHEREOF, the parties have caused this Bond Purchase Agreement to be duly executed as of the day and year first above written.

                                       THE INDUSTRIAL DEVELOPMENT BOARD OF
                                       THE COUNTY 0F HAMILTON, TENNESSEE

                                       By: /s/ Dan Mayfield
                                       ----------------------
                                         Dan Mayfield
                                         Chairman

                                       FLEET BANK OF NEW YORK

                                       By: /s/ John J. Larry
                                       ----------------------
                                          John J. Larry
                                          Vice President

                                       GIBRALTAR STEEL CORPORATION OF
                                       TENNESSEE

                                       By: /s/ Walter Erazmus
                                       ----------------------
                                          Walter Erazmus
                                          Chief Financial Officer

STATE OF TENNESSEE)
                  : SS.:
COUNTY OF HAMILTON)

     On this 15th day of June, 1994, before me personally came Dan Mayfield, to me known, who, being by me, duly sworn, did depose and say that he resides at Chattanooga, TN; that he is the Chairman of THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE, the public corporation of the State of Tennessee described in and which executed the within Bond Purchase Agreement; and that he signed his name thereto by order of the Board of Directors of said public corporation.

My commission expires:                                 /s/
July 24, 1996                                             Notary Public

STATE OF TENNESSEE)
                  : SS.:
COUNTY OF HAMILTON)

     On this 16th day of June, 1994, before me personally came JOHN J. LARRY, to me known, who, being by me duly sworn, did depose and say that he resides at Grand Island, New York; that he is the Vice President of FLEET BANK OF NEW YORK, the banking institution described in and which executed the within Bond Purchase Agreement; and that he signed his name thereto by order of the Board of Directors of such banking institution.

                                                         /s/
                                                            Notary Public
                                                            112096

STATE OF  TENNESSEE)
                   :SS.:
COUNTY OF HAMILTON)

     On this 16th day of June, 1994, before me personally came Walter Erazmus, to me known, who, being by me duly sworn, did depose and say that he resides at East Amherst, NY; that he is the V.P. Finance & Treasurer of GIBRALTAR STEEL CORPORATION OF TENNESSEE, the business corporation described in and which executed the within Bond Purchase Agreement; and that he signed his name thereto by order of the Board of Directors of said corporation.

                                                         /s/
                                                            Notary Public
                                                            112096

                                    EXHIBIT A

                                  FORM OF BONDS

                                   ATTENTION:

               THIS BOND HAS NOT BEEN REGISTERED UNDER THE
               SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR
               TRANSFERRED WITHOUT REGISTRATION UNDER SAID ACT OR
               EXEMPTION THEREFROM

               THE PRINCIPAL OF AND INTEREST ON THIS BOND ARE SPECIAL OBLIGATIONS OF THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE (THE "ISSUER"). THIS BOND SHALL NOT CONSTITUTE A DEBT OR INDEBTEDNESS OF THE STATE OF TENNESSEE, THE COUNTY OF HAMILTON, OR OF ANY OTHER MUNICIPALITY BUT SHALL BE PAYABLE BY THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE SOLELY FROM THE SOURCES REFERRED TO IN THIS BOND.
               THE ISSUER HAS NO TAXING POWER.

                        THE INDUSTRIAL DEVELOPMENT BOARD
                      OF THE COUNTY OF HAMILTON, TENNESSEE
                           HAMILTON COUNTY, TENNESSEE
                1993 TAXABLE INDUSTRIAL DEVELOPMENT REVENUE BOND
               (GIBRALTAR STEEL CORPORATION OF TENNESSEE FACILITY)

Series I
No. R-1                                                               $8,000,000

     THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE, a public corporation of the State of Tennessee (the "Issuer"), acknowledges itself indebted, and for value received hereby promises to pay, solely from the source and as hereinafter provided, to FLEET BANK OF NEW YORK, 10 Fountain Plaza, Buffalo, New York, 14202 (the "Bank"), or registered assigns, the principal sum borrowed by the Issuer in the amount of Eight Million and No/100 Dollars ($8,000,000) or the aggregate principal amount of all advances made by the Owner to the Issuer pursuant to the Bond Purchase Agreement, as defined herein, as shown on the Schedule of Aggregate Principal Amount of Advances of Bond Proceeds annexed hereto as Schedule A, whichever amount is less, on June 16, 2004 or sooner as provided herein. In no case may the outstanding principal amount of this Bond exceed $8,000,000. The outstanding principal amount hereof shall bear interest upon the terms set forth herein.

     All capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed to such terms in Schedule A to the Bond Purchase Agreement (as hereinafter defined), which Schedule A is hereby incorporated by reference in this Bond and made a part hereof.

     The outstanding principal amount hereof shall bear interest during the Permanent Loan Period, at the election of the

Company, at the per annum rate (a) equal to the Bank's "Stated Prime Rate" (as defined in the Bond Purchase Agreement) as the Stated Prime Rate may be determined from time to time, or (b) at the LIBOR Rate (as defined in the Bond Purchase Agreement) plus one and fifteen one hundredth percent (1.15%), each rate calculated on a 360-day basis for the actual number of days outstanding or at such other rate as is provided for by this Bond upon the occurrence of certain events. The LIBOR Rate may be exercised for a period of not less than thirty (30) nor more than one hundred eighty (180) consecutive days. The Company shall give the Bank not less than three (3) days notice of its election to use the LIBOR Rate. The Stated Prime rate will be applied at any time that a LIBOR Rate election is not in effect.

     Interest accruing from the date hereof shall be payable monthly in arrears commencing on the first day of the month immediately following the month in which the Closing Date occurs and continuing on the first day of each calendar month thereafter until the date that the outstanding principal amount hereof and all accrued interest is paid in full.

     Each monthly payment shall be applied by the Bank first to the payment of interest and then to the reduction and payment of principal.

     The principal of this Bond shall be paid in eighty-four (84) installments consisting of eighty-three (83) consecutive monthly installments, commencing on the first day of the month immediately following the month in which the first anniversary of the Closing Date occurs and continuing on the first day of each calendar month thereafter for eighty-three (83) months, and a final installment which shall be payable upon the Maturity Date. The eighty-four (84) installments shall each be in the amount of Ninety-Five Thousand Two Hundred and Thirty-Eight Dollars ($95,238) each.

     The entire unpaid principal amount of this Bond, together with all accrued and unpaid interest thereon, shall become due and payable on the Maturity Date, unless earlier paid or redeemed in full. From and after the Maturity Date, any unpaid principal shall bear interest at the Default Rate, as defined below.

     Any payment of interest or principal which is due on a Saturday, Sunday or a day which banks are authorized or required to be closed in the State of New York shall be payable on the next succeeding day that the Bank is open for the transaction of business. In the event any payment is not paid in immediately available funds on or before the tenth day of the calendar month in which it is due, the Issuer shall pay the same together with a late payment penalty in an amount equal to two percent (2%) of the amount of such overdue payment. If an event of default occurs hereunder or under the Bond Purchase Agreement dated the Closing Date among the Issuer, the Bank and the Company (the "Bond Purchase Agreement") or under the Lease Agreement dated as of September 30, 1993 between the Issuer and the Company (the "Lease Agreement"), or under any related document, then default interest shall be charged on the balance due on this Bond at the Stated Prime Rate, as the same may change from time to time, plus four percent (4%) per annum (the "Default Rate").

     This Bond shall be payable in lawful money of the United States of America. Payment on this Bond shall be made at the office of the registered owner of this Bond. So long as the Bank shall be the sole Owner of this Bond, such payments shall be made at the office of the Bank at 10 Fountain Plaza, Buffalo, New York 14202 or at such other address as the Bank may designate in writing to the Issuer.

     This Series 1 Bond is one of a duly authorized issue of the Issuer's 1993 Taxable Industrial Development Revenue Bonds (Gibraltar Steel Corporation of Tennessee Facility) and is issued in the aggregate principal amount of $8,000,000 (the "Bond") and is issued pursuant to a bond resolution duly adopted by the Issuer (the "Resolution") and the Bond Purchase Agreement for the purposes (i) of financing certain industrial facilities located in the City of Chattanooga, Hamilton County, Tennessee (the "Facility"), which have been leased to the Company under and pursuant to, and as more fully described in, the Lease Agreement, and (ii) of paying necessary expenses incidental thereto, so as to thereby protect and promote the well being of the people of the State of Tennessee.

     This Bond is secured by (i) a Deed of Trust and Security Agreement dated as of September 30, 1993 from the Issuer to the Bank (the "Deed of Trust"), covering certain land located in the City of Chattanooga, Hamilton County, Tennessee and more particularly described therein, (ii) a Leasehold Deed of Trust and Security Agreement dated as of September 30, 1993 from the Company to the Bank (the "Leasehold Deed of Trust") covering the Company's right, title and interest under the Lease Agreement, (iii) a Pledge and Assignment with Acknowledgment thereof by the Company dated as of the Closing Date from the Issuer to the Bank (the "Pledge and Assignment") of certain rights and remedies of the Issuer under the Lease Agreement, and (iv) security interests in certain assets of the Company, its Affiliates and the Issuer pursuant to the Company Security Agreement, the Affiliate Security Agreements and the Issuer Security Agreement, each dated the Closing Date. Payment of the principal of, premium, if any, and interest on the Bond is unconditionally guaranteed together with payment of all other 1993 Taxable Industrial Revenue Bonds of the Issuer with respect to the Gibraltar Steel Corporation of Tennessee Facility and together with all amounts owing by the

Company to the Bank, by the Company and by Gibraltar Steel Corporation pursuant to a Guaranty Agreement dated as of the Closing Date (the "Guaranty") and by the Company's Affiliates pursuant to the Affiliate Guaranties dated as of the Closing Date (the "Affiliate Guaranties").

     This Bond is a special obligation of the Issuer and is payable solely out of the revenues and other moneys derived and to be derived from the leasing, any sale or other disposition of the Facility and as otherwise provided in the Resolution, the Bond Purchase Agreement, the Lease Agreement, the Pledge and Assignment, the Deed of Trust, the Leasehold Deed of Trust, the Company Security Agreement, the Affiliate Security Agreements, the Issuer Security Agreement, the Guaranty and the Affiliate Guaranties. Reference is hereby made to each of those documents and to all amendments and supplements thereto for a description of the rights, duties, and obligations of the Issuer, the Company, the Guarantors and the owner of this Bond. By acceptance of this Bond, the Owner hereof assents to all the provisions of such documents and of all of the Bond Documents and all amendments and supplements thereto.

     Neither the members, officers, agents or employees of the Issuer, nor any person executing this Bond, shall be liable personally or be subject to any personal liability or accountability by reason of the issuance of this Bond. THIS BOND IS NOT AND SHALL NOT BE DEEMED TO CONSTITUTE A DEBT OF THE STATE OF TENNESSEE OR ANY MUNICIPALITY OF THE STATE OF TENNESSEE (INCLUDING WITHOUT LIMITATION HAMILTON COUNTY, TENNESSEE), AND NEITHER THE STATE OF TENNESSEE NOR ANY MUNICIPALITY OF THE STATE OF TENNESSEE (INCLUDING WITHOUT LIMITATION HAMILTON COUNTY, TENNESSEE) SHALL BE LIABLE HEREON.

     All payments made by or on behalf of the Company to the Bank, or to its successors or assigns, or upon its or their order, pursuant to the Lease Agreement, Pledge and Assignment, Deed of Trust, Affiliate Guaranties or Guaranty shall, to the extent of the sum or sums so paid, satisfy and discharge the liability of the Issuer upon this Bond or under the Bond Purchase Agreement.

     The installments of principal on this Bond may be prepaid prior to maturity, in whole or in part, at the option of the Issuer without premium or penalty, in multiples of $10,000. This Bond may be prepaid prior to maturity in whole, at the option of the Issuer, without premium or penalty, in certain extraordinary circumstances set forth in Section 5.02(A) of the Bond Purchase Agreement. In addition, this Bond shall be prepaid prior to maturity, in whole or in part, as set forth in Section 5.02(B) of the Bond Purchase Agreement. Any and all such partial prepayments shall be applied on the outstanding principal of this Bond in the manner set forth in Section 5.02(C) of the Bond Purchase Agreement.

     The Owner of this Series 1 Bond shall have the right to cause this series 1 Bond to be redeemed prior to maturity in whole (but not in part) on, or at any time after the eighth anniversary of the Closing Date (the "Series 1 Redemption Date") provided that such put option is exercised by written notice to Issuer not less than six (6) months prior to the redemption date (the "Redemption Date"). The redemption price (the "Redemption Price") for a redemption pursuant to this paragraph shall be the sum of (i) the unpaid principal amount of this Bond to be redeemed and (ii) accrued and unpaid interest on this Bond to the date of redemption.

     When the Owner shall elect to cause this Series 1 Bond to be redeemed in accordance with the above paragraph, the Owner shall provide the Issuer with a written notice which shall state as follows: (i) that this Series 1 Bond is being called for redemption pursuant to the provisions hereof; (ii) the Redemption Date; (iii) that this Bond will be redeemed at the office of the Issuer; (iv) that on the Redemption Date there shall become due and payable the principal amount of this Series 1 Bond being called for redemption, accrued interest on this Series 1 Bond to the date of redemption; and (v) that from and after the redemption date interest on the principal amount of this Bond shall cease to accrue. Failure to give notice by mailing as required by this paragraph or any defect therein shall not affect the validity of any proceeding for the redemption of this Bond. Upon the Issuer's receipt of such written notice, the Issuer may direct the Owner, in writing prior to the Redemption Date, to transfer the Bond, on the Redemption Date and at the Issuer's cost and expense, to an entity selected by the Issuer, in exchange for payment to the Owner in full of all amounts, including principal and interest, due on the Bonds.

     If the Issuer shall not, prior to the Redemption Date, direct the Owner to transfer the Bond, in exchange for full payment thereof, then the Series 1 Bond so called for redemption shall become due and payable on the Redemption Date so designated at the Redemption Price, plus interest accrued and unpaid to the date of redemption, and, upon presentation and surrender thereof at the offices specified in such notice, together with, in the case of Bonds presented by other than the Owner, a written instrument of transfer duly executed by the Owner, or his duly authorized attorney, such Series 1 Bond, shall be paid at the Redemption Price plus interest accrued and unpaid to the date of redemption. If, on the Redemption Date, monies for the redemption of the entire series I Bond, together with interest to the date of redemption, shall be held by the Issuer so as to be available therefor on said date and if notice of redemption shall have been given as aforesaid, then from and after the Redemption

Date, interest on the Bonds or portions thereof of such Series and maturity so called for redemption shall cease to accrue and become payable. If said monies shall not be so available on the Redemption Date, such Bonds or portions thereof shall continue to bear interest until paid at the same rate as they would have borne had they not been called for redemption.

     All monies received by Bank for redemption of the Series 1 Bond, whether in whole or in part, shall be applied by Bank first to the payment of accrued interest on the principal amount of this Series 1 Bond being called for redemption; second, to the reduction and payment of the remaining unpaid principal amount of the Series I Bond being called for redemption.

     Upon the occurrence of an Event of Default, as defined in Section 6.01 of the Bond Purchase Agreement, the principal hereof and accrued interest hereon may be declared to be forthwith due and payable in the manner, upon the conditions and with the effect provided in said Bond Purchase Agreement.

     This Bond shall be binding upon the Issuer, its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

     Subject to the effect of federal and state securities laws, this Bond is fully negotiable and transferable only upon the books of the Issuer kept by the Bank as the agent and registrar of the Issuer, by the registered Owner hereof in person or by his attorney duly authorized in writing, upon the surrender of the Bond, together with a written instrument of transfer satisfactory to the Bank, duly executed by the registered owner or his attorney duly authorized in writing, and thereupon a new Bond or Bonds, in registered form, in the same aggregate principal amount and of the same maturity and rate of interest shall be issued to the transferees in exchange therefor as provided in the Bond Purchase Agreement, and upon payment of any costs and charges prescribed therein.

     The Issuer and the Bank may deem and treat the Person in whose name this Bond is registered as the absolute Owner hereof for all purposes, and neither the Issuer nor the Bank shall be affected by any notice to the contrary.

     Upon payment in full of the principal of, premium, if any, and interest on this Bond, this Bond shall be surrendered to the Issuer.

     In no event shall the amount of interest due and payable under this Bond exceed the maximum rate of interest allowed by applicable law. In the event any such payment is paid by the Issuer or received by the owner, then such excess sums shall be credited as a payment of principal, unless the Issuer shall notify the owner in writing that the Issuer elects to have such excess sum returned to the Issuer. It is the express intent of this Bond that the Issuer not pay and the Owner not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Issuer under applicable law.

     IN WITNESS WHEREOF, THE INDUSTRIAL DEVELOPMENT BOARD OF THE COUNTY OF HAMILTON, TENNESSEE has caused this Bond to be executed in its name by the manual signature of its as of the 16th day of June, 1994.

                                          THE INDUSTRIAL DEVELOPMENT BOARD OF
                                          THE COUNTY OF HAMILTON, TENNESSEE

                                          By___________________________________
                                            Dan Mayfield
                                            Chairman

                                   ATTENTION:

                     THIS BOND HAS NOT BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933 AND MAY NOT BE
                    SOLD OR TRANSFERRED WITHOUT REGISTRATION
                      UNDER SAID ACT OR EXEMPTION THEREFROM

                          AUTHENTICATION BY THE COMPANY

This Bond is the Bond mentioned in the within mentioned Bond Purchase Agreement.

                                            GIBRALTAR STEEL CORPORATION OF
                                            TENNESSEE

                                            By_________________________________
                                              Walter Erazmus
                                              Chief Financial Officer

     Prior to any transfer of this Bond, all payments or partial prepayments of principal of the within Bond shall be appropriately endorsed by the Owner hereof on the table below.

                Amount paid
Date             or prepaid         Unpaid balance           Signature
- ----             ----------         --------------           ---------

                              (FORM OF ASSIGNMENT)

                FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto ____________________________________ (please print or typewrite name and address of transferee) _________________________________ __________________________________________ the within Bond and all right, title and interest thereunder, and hereby irrevocably constitutes and appoints _________________________________________, attorney to transfer the within
Bond on the books kept for registration thereof, with full power of substitution in the premises.

Dated: ___________________                   __________________________________

In the presence of:

__________________________________

                                    EXHIBIT B

                           FINANCIAL COVENANTS/RATIOS

Liabilities to Tangible Net Worth

1.25:1 from December 31, 1993 through December 30, 1995
1.00:1 from December 31, 1995 and thereafter

Tangible Net Worth

$50,000,000 from December 31, 1993 through December 30, 1995 with such Tangible Net Worth requirement increasing $5,000,000 with each successive fiscal year ending after December 30, 1995.

                      SCHEDULE A TO BOND PURCHASE AGREEMENT

                             SCHEDULE OF DEFINITIONS

     "Act" means the Tennessee Industrial Development Corporations Act of 1955, Chapter 210 of the Public Acts of 1955, as codified in Sections 7-53-101 et seq., of the Tennessee Code Annotated, as heretofore amended and as hereafter amended from time to time.

     "Acknowledgment" means the Acknowledgment by the Company of the Pledge and Assignment.

     "Act of Bankruptcy" means the filing of a petition in bankruptcy (or other commencement of a bankruptcy or similar proceeding) by or against the Company or the Issuer under any applicable bankruptcy, reorganization, insolvency or similar law as is now or hereafter in effect.

     "Affiliates" means collectively, Gibraltar Strip Steel, Gibraltar Steel of New York, Cleveland Pickling, Integrated Technologies International Limited and Kydco Holdings.

     "Affiliate Guaranties" means, collectively, the Guaranty Agreements dated as of the Closing Date between the Bank and each of Gibraltar Strip Steel, Gibraltar Steel of New York, Cleveland Pickling, Integrated Technologies International Limited and Kydco Holdings, as the same may be amended from time to time.

     "Affiliate Security Agreements" means, collectively, the Security Agreements dated as of the Closing Date between the Bank and each of Corporate Guarantor, Gibraltar Strip Steel, Gibraltar Steel of New York, Cleveland Pickling, Integrated Technologies International Limited and Kydco Holdings, as the same may be amended from time to time.

     "Assigned Leases" means those Leases which have been conditionally assigned by the Company to the Bank pursuant to the Assignment of Rents.

     "Assignment of Rents" means the Assignment of Subleases and Rents dated as of the Closing Date made by the Company to the Bank.

     "Authorized Investments" means (i) obligations of the State, the State of New York or the United States of America or (ii) obligations, the principal and interest of which are guaranteed by the State, the State of New York or the United States of America or (iii) obligations of any agency of the

United States of America which may from time to time be legally purchased by savings banks within the State or the State of New York as an investment of funds belonging to them or under their control or (iv) bankers' acceptances of, or certificates of deposit issued by, or time deposits with, any bank, trust company or national banking association (including the Bank) having undivided capital and surplus aggregating at least $25,000,000 or (v) repurchase agreements or other contracts for the purchase and sale of and secured by obligations of the type specified in (i) through (iii) above or (vi) commercial paper of any Person other than the Company or any related person which has been classified for rating purposes by Moody's National Credit Office as Prime-1 or by Standard & Poor's as A-1 or (vii) other obligations described in Section 103(a) of the Code.

     "Authorized Representative" means, in the case of the Issuer, the Chairman, Vice Chairman, Secretary or Assistant Secretary of the Issuer; in the case of the Company, its President, Treasurer and any Vice President; and, in the case of both, such additional persons as, at the time, are designated to act on behalf of the Issuer or the Company, as the case may be, by written certificate furnished to the Bank and to the Issuer or the Company, as the case may be, containing the specimen signature of each such person and signed on behalf of
(i) the Issuer by the Chairman, Vice Chairman, Secretary or Assistant Secretary of the Issuer, or (ii) the Company by the President, Treasurer or any Vice President of the Company.

     "Bank" means (i) Fleet Bank of New York, a banking corporation duly organized under the laws of the State of New York or (ii) its successors or assigns, or (iii) any surviving, resulting or transferee banking institution.

     "Bill of Sale" means the Bill of Sale given by the Company to the Issuer with respect to the Equipment, dated the Closing Date, as the same may be amended from time to time.

     "Bond" or Bonds" means the Issuer's 1993 Taxable Industrial Development Revenue Bonds (Gibraltar Steel Corporation of Tennessee Facility) issued in the aggregate principal amount of $8,000,000 authorized to be issued pursuant to @-he Bond Resolution and sold to the Bank pursuant to the Bond Purchase Agreement which are in substantially the form of Exhibit A attached to the Bond Purchase Agreement. The Bonds are issued in the form of a Series 1 Bond in the principal amount of $8,000,000 maturing in the year 2004.

     "Bond Documents" means the Bond Purchase Agreement, the Bonds, the Lease Agreement, the PILOT Agreement, the Pledge and Assignment, the Deed of Trust, the Leasehold Deed of Trust, the Issuer Security Agreement, the Company Security Agreement, the Assignment of Rents, the Environmental Compliance and Indemnification Agreement, the Guaranty, the Affiliate Guaranties, the Affiliate Security Agreements and the Modification Agreement.

     "Bond Payment Date" means any date on which each Debt Service Payment shall be payable on the Bonds so long as the Bonds shall be outstanding.

     "Bond Proceeds" means the aggregate amount, plus accrued interest, paid to the Issuer by the Bank pursuant to the Bond Purchase Agreement as the purchase price of the Bonds.

     "Bond Purchase Agreement" means the Bond Purchase Agreement dated as of the Closing Date among the Issuer, the Company and the Bank, as the same may be amended from time to time.

     "Bond Registrar" means the Bank as bond registrar with respect to the Bonds and its successors and assigns in such capacity.

     "Bond Resolution" means the resolution adopted by the Issuer on September 2, 1993 authorizing the issuance, execution, sale and delivery of the Bond and the execution and delivery of the Issuer Documents, as such resolution may be amended or supplemented from time to time.

     "Bondholder" means Owner.

     "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions in New York, New York or any city in which the principal office of the Bank is located are authorized by law or executive order to remain closed.

     "Cleveland Pickling", means Cleveland Pickling Inc., a Delaware corporation.

     "Closing Date" means June 16, 1994 which is the date of sale and delivery of the Bonds.

     "Code" means the Internal Revenue Code of 1986, and any successor statute of similar import, and the final and temporary regulations of the Department of the Treasury promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to refer to any successor sections.

     "Company" means Gibraltar Steel Corporation of Tennessee, a business corporation duly organized and validly existing under the laws of the State, and its successors and assigns.

     "Company Documents" means the Bond Purchase Agreement, the Bill of Sale, the Lease Agreement, the Acknowledgment, the Assignment of Rents, the Leasehold Deed of Trust, the Company Security Agreement, the PILOT Agreement, the Environmental Compliance and Indemnification Agreement, the Guaranty, the Affiliate Guaranties, the Affiliate Security Agreements and the Modification Agreement.

     "Company Security Agreement" means the Security Agreement dated as of the Closing Date between the Company and the Bank, as the same may be amended from time to time.

     "Company's Subsidiaries" or "Subsidiary" means any entity in which Company directly or indirectly possesses a controlling interest.

     "Condemnation" means the taking of title to, or the use of, Property under the exercise of the power of eminent domain by any governmental entity or other Person acting under governmental authority.

     "Controlled Group" means a controlled group of corporations of which Company is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Company within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Company within the meaning of Section 414(c) of the Code or any affiliated service group of which Company is a member within the meaning of
Section 414(m) of the Code.

     "Controlled Group Member" means each trade or business (whether or not incorporated) which is a member of a Controlled Group.

     "Corporate Guarantor" means Gibraltar Steel corporation, a corporation duly organized and in good standing under the laws of the State of New York, and any successors, transferees or assigns thereof.

     "Cost of the Facility" or "Costs of the Facility" means all those costs and items of expense listed in Section 4.3 of the Lease Agreement.

     "County" means the County of Hamilton, Tennessee.

     "Current Assets" means those assets of Company classified as current in accordance with generally accepted accounting principles.

     "Current Liabilities" means those liabilities of Company classified as current in accordance with generally accepted accounting principles with adequate provisions for all accrued liabilities, including, without limitation, all federal and state taxes, except those taxes classified as deferred in accordance with generally accepted accounting principles.

     "Debt Service Payment" means, with respect to any Bond Payment Date, (i) the interest payable on such Bond Payment Date on all Bonds then Outstanding, plus (ii) the principal or Redemption Price, if any, payable on such Bond Payment Date on all such Bonds.

     "Deed" means the Deed given by the County to the Issuer with respect to the Land and the existing improvements thereon.

     "Deed of Trust" means the Deed of Trust dated as of September 30, 1993 covering, among other things, the Facility, given by the Issuer to the Trustee for the use and benefit of the Bank as security for the payment of the Bonds, as the same may be modified, amended, renewed or extended from time to time.

     "Environmental Compliance and Indemnification Agreement" means the Environmental Compliance and Indemnification Agreement dated the date hereof and given by the Company in favor of the Bank, as the same may be amended from time to time.

     "Environmental Lien" means a lien in favor of the United States government or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government for (i) any liability under federal or state environmental laws or regulations, or (ii) for damages arising from or costs incurred by such governmental entity in response to a release of a hazardous or toxic waste substance or constituent, or other substance into the environment.

     "Equipment" means all machinery, equipment and other personal property used and to be used in connection with the Facility and financed with Bond Proceeds.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import and regulations thereunder, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

     "Event of Default" means any of the events defined as an Event of Default by Section 6.01 of the Bond Purchase Agreement, by Section 10.1 of the Lease Agreement, by Section 4.1 of the Guaranty, by Paragraph 13 of the Deed of Trust by Paragraph 13 of the Leasehold Deed of Trust or under any credit agreement or loan with Chase Manhattan Bank, N.A.

     "Facility" means the Land, the Improvements and the Equipment leased to the Company under the Lease Agreement, acquired, constructed, equipped and installed with Bond Proceeds.

     "Fiscal Year" means the twelve (12) month period beginning on January 1 in any year or such other fiscal year as the Company may select from time to time.

     "Gibraltar Strip) Steel", means Gibraltar Strip Steel, Inc., a Delaware corporation.

     "Gibraltar Steel of New York", means Gibraltar Steel Corporation of New York, a New York corporation.

     "Government obligations" means (i) obligations of the United States of America or (ii) obligations, the principal and interest of which are guaranteed by the United States of America.

     "Guaranty" means the Guaranty Agreement by the Guarantors to the Bank dated as of the Closing Date, as the same may be amended from time to time.

     "Guarantors" means, collectively, the Company and Gibraltar Steel Corporation, a Delaware corporation, and "Guarantor" shall mean any one of the Guarantors.

     "Improvements" means all those buildings, improvements, structures and other related facilities (i) affixed or attached to the Land, (ii) financed with Bond Proceeds or with any payment by the Company pursuant to the Lease Agreement, and (iii) not part of the Equipment, all as they may exist from time to time.

     "Independent Counsel" means an attorney or attorneys or firm or firms of attorneys duly admitted to practice law before the highest court of any state of the United States of America or in the District of Columbia and not a full time employee of the Issuer, the Company, the Guarantors or the Bank.

     "Integrated Technologies International Limited", means Integrated Technologies International, Ltd, a Delaware corporation.

     "Issuer" means the (i) The Industrial Development Board of the County of Hamilton, Tennessee, a public corporation duly created and existing under the Act, its successors and assigns, and (ii) any local governmental body resulting from or surviving any consolidation or merger to which the Issuer or its successors may be a party.

     "Issuer Documents" means the Bond Purchase Agreement, the Bonds, the Lease Agreement, the Pledge and Assignment, the Deed of Trust, the Issuer Security Agreement, the PILOT Agreement and the Modification Agreement.

     "Issuer Security Agreement" means the Security Agreement dated as of the Closing Date between the Issuer and the Bank, as the same may be amended from time to time.

     "Kydco Holdings" means Kydco Holdings, Inc., a New York corporation.

     "Land" means the property leased by the Issuer to the Company pursuant to the Lease Agreement and more particularly bounded and described in SCHEDULE "All attached thereto.

     "Lease Agreement" means the Lease Agreement dated as of September 30, 1993 by and between the Issuer, as lessor, and the Company, as lessee, with respect to the Facility, as the same may be amended from time to time.

     "Lease Term" means the duration of the leasehold estate created in the Lease Agreement as specified in section 5.2 of the Lease Agreement.

     "Leasehold Deed of Trust" means the Leasehold Deed of Trust dated as of September 30, 1993 covering, among other things, the Facility, given by the Company to the Trustee for the use and benefit of the Bank as security for the payment of the Bonds, as the same may be modified, amended, renewed or extended from time to time.

     "LIBOR Rate" means the London Interbank Offering Rate which is the rate as determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which appear on the Telerate page 3750 as of 11:00 a.m. London time on the day that is three Banking Days preceding the first day of such LIBOR Advance. If such rate does not appear on the Telerate page 3750 the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four major banks in the London intermarket at approximately 11:00 a.m. London time, on the day that is three Banking Days preceding the first day of such LIBOR Advance. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is three Banking Days preceding the first day of such LIBOR Advance. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Advance cannot be determined.

     In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount to 1 minus the Reserve Percentage.

     "Lien" means any interest in Property securing an obligation owed to a Person whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest arising from a mortgage, deed of trust, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions and encumbrances, including, but not limited to, mechanics', materialmen's, warehousemen's, carriers' and other similar encumbrances, affecting real property.

     "Maturity Date" means June 16, 2004.

     "Modification Agreement" means the Modification Agreement dated as of the Closing Date among the Issuer, the Trustee, the Bank and the Company, as the same may be amended from time to time.

     "Multiemployer Plan" means any employee benefit plan (a) which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and (b) to which Company or any controlled Group Member has or had an obligation to contribute.

     "Net Proceeds" means so much of the gross proceeds with respect to which that term is used as remain after payment of all expenses, costs and taxes (including attorneys' fees) incurred in obtaining such gross proceeds.

     "Outstanding" or "Bonds Outstanding" or "Outstanding Bonds" means all bonds which have been authenticated by the Company and delivered by the Issuer under the Bond Purchase Agreement, or any supplement thereto, except: (a) any Bond cancelled by the Bank because of payment or redemption prior to maturity; (b) any Bond deemed paid in accordance with the provisions of Section 3.04 of the Bond Purchase Agreement, except that any such Bond shall be considered Outstanding until the maturity date thereof only for the purposes of being exchanged or registered; and (c) any Bond in lieu of or in substitution for which another Bond shall have been authenticated and delivered pursuant to
Section 3.09 of the Bond Purchase Agreement, unless proof satisfactory to the Bank is presented that any Bond, for which a Bond in lieu of or in substitution therefor shall have been authenticated and delivered, is held by a bona fide purchaser, as that term is defined in Article 8 of the Uniform Commercial Code of the State, as amended, in which case both the Bond so substituted and replaced and the Bond or Bonds so authenticated and delivered in lieu thereof or in substitution therefor shall be deemed Outstanding.

     "Owner" means the registered owner of any Bond as shown on the registration books maintained by the Bond Registrar pursuant to the Bond Purchase Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of the said corporation.

     "Pension Plan" means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA maintained for employees of Company, Company's Subsidiaries or any Controlled Group Member or to which Company or any Controlled Group member made, or was required to make, contributions at any time within the preceding six years.

     "Permanent Loan Period" means the period beginning on the Closing Date and ending on June 16, 2004.

     "Permitted Encumbrances" means (i) exceptions to title set forth in the Title Report and accepted by the Bank in writing, (ii) the Deed of Trust, (iii) the Lease Agreement, (iv) the Pledge and Assignment, (v) the Assignment of Rents, (vi) utility, access and other easements and rights-of-way, restrictions and exceptions that do not materially impair the utility or the value of the Property affected thereby for the purposes for which it is intended, (vii) the Leasehold Deed of Trust, (viii) liens created by the Company Security Agreement,
(ix) liens created by the Issuer Security Agreement, (x) mechanics', materialmen's, warehousemen's, carriers' and other similar Liens which are approved in writing by the Bank or its counsel, (xi) encumbrances permitted by the Bond Purchase Agreement, (xii) Liens for taxes not yet delinquent and (xiii) liens created by the Security Agreement entered into by the Company in connection with the Credit Agreement dated as of December 31, 1993 among Gibraltar Steel Corporation, Bank and The Chase Manhattan Bank, N.A. and any other liens or encumbrances in favor of The Chase Manhattan Bank, N.A. pursuant to any agreement dated on or before December 31, 1993.

     "Person" or "Persons" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision or branch thereof, or any other entity.

     "PILOT Agreement" means the Agreement for Payments in Lieu of Ad Valorem Taxes dated as of September 17, 1993 among the Company, the County and the Issuer, and joined by the Hamilton County Trustee and the Hamilton County Assessor of Property, as amended from time to time.

     "Pledge and Assignment" means the Pledge and Assignment with Acknowledgment thereof by the Company dated as of September 30, 1993 from the Issuer to the Bank.

     "Prohibited Transaction" shall have the meaning set forth in Section 406 of ERISA or Section 4975 of the Code.

     "Project Fund" means the fund so designated which is created by Section
4.01 of the Bond Purchase Agreement.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Public Purposes" means the State's objective to authorize the incorporation in the several municipalities in the State of public corporations to finance, acquire, own, lease and/or dispose of properties, to the end that such corporations may be able to maintain and increase employment opportunities, increase the production of agricultural commodities, and increase the quantity of housing available in affected municipalities by promoting industry, trade, commerce, tourism and recreation, agricultural and housing construction, by inducing manufacturing, industrial, governmental, educational, financial, service, commercial, recreational and agricultural enterprises to locate in or remain in the State and further the use and production of the State's agricultural products and natural resources, and to vest such corporations with all powers that may be necessary to enable them to accomplish such purposes.

     "Renewal Fund" means the fund so designated and created pursuant to Section
4.01 of the Bond Purchase Agreement.

     "Reportable Event" means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder; or (ii) a withdrawal by a substantial employer from a single employer plan which has two or more contributing sponsors, at least two of which are not under common control, as referred to in
Section 4063(b) of ERISA.

     "Schedule of Definitions" means this Schedule of Definitions attached to the Bond Purchase Agreement, as the same may be amended from time to time.

     "Series 1 Bond" means the Issuer's Series 1 1993 Taxable Industrial Development Revenue Bond (Gibraltar Steel Corporation of Tennessee Facility) issued in the principal amount of $8,000,000 maturing on December 31, 2003.

     "State" means the State of Tennessee.

     "Stated Prime Rate" means the rate of interest established by the Bank from time to time as a guide for determining actual lending rates to the Bank's customers.

     "Substitute Facilities" means facilities of substantially the same nature as the proposed Facility.

     "Tangible Net Worth" means the depreciated book value of all assets of Company with no adjustments due to upward revaluation of assets less (i) intangible assets and (ii) total liabilities of Company.

     "Title Report" means Title Policy No. 112-02-033616, Case No. 931057 issued by Lawyers Title Insurance Corporation to the Bank on October 1, 1993, as amended or revised from time to time on or prior to the Closing Date.

     "Trustee" means Louann Smith, acting as the trustee under the Deed of Trust and the Leasehold Deed of Trust, and her successors and assigns.

     "Unassigned Rights" means the rights of the Issuer in moneys payable pursuant to and under Sections 4.3(vi), 5.3(b), 6.4(b) and (c), 6.7, 8.2, 10.4(a) and 11.2(b) of the Lease Agreement.

     "Welfare Plan" means an employee welfare benefit plan as defined in Section 3(l) of ERISA, maintained for employees of Company or any Controlled Group Member.

     "Working Capital" means the excess of Current Assets over Current Liabilities.